First Reliance Announces Year-End Net Income of $2.6 Million

FLORENCE, S.C., Jan. 28 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL - News), the holding company for First Reliance Bank, today announced unaudited net income for the year ended December 31, 2007 of $2,559,520.

Unaudited net income for the year ended December 31, 2007 was $2.6 million, or $0.72 per diluted share, compared to $3.2 million, or $0.91 per diluted share, for the year ended December 31, 2006.

Unaudited net income for the three months ended December 31, 2007 was $359,728, compared to $984,377 reported in the prior-year period. Net interest income was $5.4 million in the fourth quarter of 2007, while non-interest income was $1.4 million. Diluted earnings per share were $0.10, compared to the $0.26 reported in the prior-year period.

As of December 31, 2007, total assets were $591.7 million, an increase of $135.5 million or 29.7%, over the $456.2 million reported for December 31, 2006. Loans increased 32.4% to $462.9 million, funded primarily by growth in deposits. Deposits increased to $449.5 million, up 20.5% from $372.9 million reported the prior-year period.

"2007 was a year of growth and expansion," commented Rick Saunders, President and CEO. "Focusing on our Easy To Do Business With(TM) standard of banking, we introduced new innovative products and increased our locations, all with the goal of providing our customers a convenient and first class banking experience."

"Much of our loan and deposit growth can be attributed to these new innovative and competitive products. To allow our customers immediate access to their deposits, we introduced Same Day Banking, extending the cutoff time for transactions until 8pm Monday through Friday. We also added Easy Link Remote Deposit Capture to our suite of convenient products and services, making it quick and easy for our business customers to make their deposits from their place of business. In addition, we announced that we will now remain open on 6 traditional bank holidays in 2008."

"In line with our Easy To Do Business With(TM) standard, our 2007 expansion efforts included a new regional headquarters in Lexington, a full service branch in Mount Pleasant, and loan production offices in Greenville and Myrtle Beach. Our expansion efforts proved successful as we have seen a record number of new accounts and a strong growth in services per household. While we have realized several positive accomplishments this year, the decline in our net income can be attributed to net interest margin compression due to declining interest rate movements and our investment in branch expansion. Additionally, while mortgage income increased in 2007, we realized lower than anticipated results due to slowing economic conditions and tightening of mortgage standards within the secondary markets. In 2008, we intend to focus on growing our no cost/low cost deposit accounts, improving operational efficiencies with an emphasis on expense management, and leveraging our customer loyalty ratings."

"Despite the current market conditions, our current asset quality remains very strong. Our nonperforming assets are at historic low levels, and while our industry faces a number of challenges, I am very optimistic that this trend will continue throughout 2008."

"We believe that the quality of our work environment has a direct impact on our customers' experience. Providing a great place to work, allows us to recruit and retain high performing associates. For the past two consecutive years, we have been named One of the Best Places to Work in SC(TM). A positive and high quality work environment along with our Easy To Do Business With(TM) standard of banking has earned us a customer satisfaction rating of 94.7%."

"Throughout 2008, we will remain committed to providing our customers with a convenient banking experience and superior customer service. During the 1st quarter and throughout the year, an additional number of convenient products and services will be introduced. As we move into 2008, it is our belief that these new innovative products and services will enhance our strategic focus of growing our low cost/no cost deposit accounts and improving our operating efficiencies."

The Company's one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina four times (ElliottDavis). First Reliance Bank operates in 5 branch locations and 2 loan production offices. It's Easy To Do Business With(TM) products and services include: Totally FREE Checking, Totally FREE Business Checking, FREE Coin Machines, a 5 Way Mortgage Service Promise, a Nationwide NO FEE ATM Network, and 8-8 Extended Hours in their Florence, Lexington, and Mt. Pleasant locations.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $591.7 million in assets as of December 31, 2007. First Reliance Bank, which was opened in 1999, is the Company's sole operating subsidiary. The bank has 2 branch locations, a Technology Center, and a Learning Center in Florence, SC. In addition, the bank's aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC, and Loan Production offices in Myrtle Beach and Greenville, SC. Additional branch expansions include new sites located in Charleston, the Midlands Region, and the Upstate Region. The Company's stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on our website at www.firstreliance.com .

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact: Jeffrey A. Paolucci
Senior Vice President and Chief Financial Officer
(843) 674-3250

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Twelve Months Ended		Three Months Ended
	December 31		December 31
	2007	2006	2007	2006
	(Unaudited)	(Audited)	(Unaudited))	(Unaudited
Interest Income
Loans and Fees	35,325,242	29,222,425	9,580,050	7,947,680
Taxable Securities	892,277	1,029,560	253,630	246,960
Nontaxable
Securities	780,191	639,710	227,598	162,250
Fed Funds Sold	390,944	687,352	6,524	172,436
Other Interest
Income	151,833	137,538	29,875	42,236
Total	37,540,487	31,716,585	10,097,677	8,571,562

Interest Expense
Time Deposits $100,000
and over	7,002,414	4,747,647	1,940,210	1,351,984
Other Deposits	9,765,871	7,748,192	2,547,802	2,188,074
Other interest expense	1,664,924	1,717,860	252,753	461,207
Total	18,433,209	14,213,699	4,740,765	4,001,265

Net Interest Income	19,107,278	17,502,886	5,356,912	4,570,297
Provision for loan losses	(1,643,100)	(1,392,491)	(773,703)	(224,500)
Net Interest Income after
provision	17,464,178	16,110,395	4,583,209	4,345,797

Noninterest Income
Service charges on
deposit accounts	1,901,758	1,691,913	506,813	466,115
Gain on sale of
mortgage loans	2,173,140	1,901,967	537,191	456,076
Brokerage fees	149,268	138,340	25,048	41,114
Gain on sale of
securities available
for sale	5,996	7,387	-	(16,142)
Gain (loss) on sale of
other real estate	29,187	(13)	25,000	(14)
Gain (loss) on sale of
fixed assets	59,318	-	43,214	-
Credit life insurance
commissions	6,100	23,173	2,280	3,809
Other	610,860	564,316	173,697	144,880
Other charges,
commissions and fees	366,173	263,610	107,086	70,737
Total	5,301,800	4,590,693	1,420,329	1,166,575

Noninterest Expense
Salaries and employee
benefits	10,661,153	9,487,387	2,739,013	2,614,437
Occupancy expense	1,360,295	1,130,705	381,261	286,552
Furniture and equipment
expense	834,879	727,457	227,095	214,466
Other operating expenses	6,104,948	4,926,835	1,997,258	1,225,156
Total	18,961,275	16,272,384	5,344,627	4,340,611

Income before tax	3,804,703	4,428,704	658,911	1,171,761
Income tax expense	1,245,183	1,182,796	299,183	187,384

Net Income	2,559,520	3,245,908	359,728	984,377

Basic earnings per share	0.74	0.96	0.10	0.29
Diluted earnings per share	0.72	0.91	0.10	0.26

First Reliance Bancshares,Inc.
Balance Sheet

	December 31	December 31
	2007	2006
	Unaudited	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	7,164,651	17,328,075
Federal funds sold	-	14,135,000
Total cash and
cash equivalents	7,164,651	31,463,075

Investment securities
Securities available for sale	58,580,313	35,931,271
Nonmarketable equity securities	3,930,400	2,187,600
Investment in Junior
Subordinated Debt	310,000	310,000
Total investment securities	62,820,713	38,428,871

Loans held for sale	19,600,850	6,632,010

Loans receivable	468,137,690	353,491,036
Less allowance for loan losses	(5,270,607)	(4,001,881)
Loans, net	462,867,083	349,489,155

Premises, furniture, and equipment, net	22,233,746	13,770,135
Accrued interest receivable	3,092,767	2,464,531
Other real estate owned	196,949	1,386,380
Cash surrender value life insurance	10,540,273	10,134,036
Other assets	3,187,180	2,442,529
Total Assets	591,704,212	456,210,722

Liabilities:
Deposits:
Noninterest bearing
transaction accounts	43,542,528	42,107,434
Interest bearing
transaction accounts	39,450,392	33,243,099
Savings	85,819,481	78,831,730
Time deposits $100,000
and over	169,825,252	111,991,864
Other time deposits	110,860,062	106,763,956
Total deposits	449,497,715	372,938,083

Securities sold under agreements to
repurchase	7,927,754	8,120,014
Federal funds purchased	13,359,000	-
Advances from Federal Home Loan Bank	69,000,000	28,500,000
Junior Subordinated Debentures	13,310,000	10,310,000
Accrued interest payable	767,577	766,276
Other liabilities	814,261	1,483,086
Total Liabilities	554,676,307	422,117,459

Shareholders' Equity:
Common Stock	34,946	34,249
Capital Surplus	25,875,013	25,257,814
Treasury Stock	(145,198)	-
Retained Earnings	11,417,276	8,857,755
Accumulated (loss) other
comprehensive income	(1,370)	9,576
Restricted Stock	(152,762)	(66,131)
Total Equity	37,027,905	34,093,263

Total Liabilities and Shareholders Equity	591,704,212	456,210,722